Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference of our firm under the caption “Experts” in this Registration Statement (Form S-1) and related Prospectus of Telular Corporation for the registration of 2,252,601 shares of its common stock and to the incorporation by reference therein of our reports dated December 9, 2005, with respect to the consolidated financial statements and schedule of Telular Corporation, Telular Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Telular Corporation, included in its Annual Report (Form 10-K) for the year ended September 30, 2005, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Chicago, Illinois
November 13, 2006